Exhibit 99.1

Contacts:	INVESTORS	MEDIA
	Michael Carrel	Meagan Busath
	Executive Vice President and CFO	Public Relations Manager
	(952) 844-3113	(408) 626-6051
	mcarrel@ZAMBAsolutions.com	mbusath@ZAMBAsolutions.com

ZAMBA Announces First Quarter 2002 Results

MINNEAPOLIS & SAN JOSE, Calif. - May 2, 2002 - ZAMBA Solutions (Nasdaq: ZMBA), a customer relationship management (CRM) consulting and systems integration company for Global 2000 organizations, today announced results for the first quarter ended March 31, 2002. Revenues before reimbursement for direct costs were $3,000,000, compared to $11,810,000 for the first quarter of 2001. Pro forma net loss (loss before unusual charges) was $3,651,000, or $0.10 per share.

“This has been a difficult quarter for ZAMBA financially,” said Doug Holden, president and chief executive officer at ZAMBA. “However, while our financial results were disappointing, recent developments such as our new alliance with HCL Technologies and recognition in Gartner’s Americas Magic Quadrant for CRM Service Providers have established a foundation for us to build on.”

During 2002, ZAMBA has raised $5,160,000 in financing, including $3,480,000 in exchange for stock of NextNet Wireless, a private corporation that develops non-line-of-sight broadband wireless access platforms, and $1,680,000 in exchange for ZAMBA’s common stock. “We are pleased to have raised $5.2 million in funding this year,” said Michael Carrel, chief financial officer at ZAMBA. “We felt that it was important for us to strengthen our balance sheet to prepare for business opportunities during the rest of 2002.”

Conference Call Reminder
ZAMBA will hold a conference call to discuss the first quarter results for all interested parties today, May 2, at 9:30 a.m. CDT via telephone and the Internet. To participate via telephone, interested parties must dial (888) 300-6368 from within the U.S. or (706) 645-0325 if dialing from outside the U.S. To listen to the call via the Web, interested parties can visit www.zambasolutions.com/investors/investors.asp. Whether accessing the conference via phone or the Web, all participants are reminded to allow five to ten minutes prior to the scheduled start time of 9:30 a.m. CDT in order to register and/or download any necessary software required to listen to the Internet broadcast. In addition to the live teleconference, interested parties may hear a replay starting two hours after the conclusion of the call and continuing for 30 days by dialing (800) 642-1687 from within the U.S. or (706) 645-9291 from outside the U.S. The conference ID number is 3757336. ZAMBA’s first quarter conference call replay will also be available via ZAMBA’s Web site at www.zambasolutions.com/investors/investors.asp, beginning approximately two hours after the conclusion of the call and continuing for 90 days after the call.

About ZAMBA Solutions
ZAMBA Solutions is a CRM consulting and systems integration company for Global 2000 organizations. Having served over 300 clients, ZAMBA is focused exclusively on customer-centric services that help clients profitably acquire, retain and grow customers by leveraging best practices and best-in-class technology to enable insightful, consistent interactions across all customer touchpoints. Based on the Company’s expertise and experience, ZAMBA has created an end-to-end CRM Blueprint - a framework of interdependent processes and technologies that addresses each aspect of CRM, including strategy, analytics and marketing, contact center, content and commerce, field sales, field service and enterprise integration. ZAMBA’s clients have included ADC, Aether Systems, Best Buy, Canon ITS, GE Medical Systems, Enbridge Services, Hertz, General Mills, Microsoft Great Plains, Northrup Grumman, Symbol Technologies, Towers Perrin and Volkswagen of America. The company has offices in Boston, Colorado Springs, Denver, Minneapolis, San Jose, Toronto and India. For more information, contact ZAMBA at www.ZAMBAsolutions.com or (800) 677-9783.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, the growth rate of the marketplace for customer-centric solutions, our ability to develop skills in implementing customer-centric solutions, the ability of our partners to maintain competitive products, the impact of competition and pricing pressures from actual and potential competitors with greater financial resources, our ability to obtain large-scale consulting services agreements, client decision-making processes, changes in expectations regarding the information technology industry, our ability to hire and retain competent employees, possible changes in collections of accounts receivable, changes in general economic conditions and interest rates, and other factors identified in our filings with the Securities and Exchange Commission.

“ZAMBA Solutions” is a trade name under which Zamba Corporation conducts operations.

ZAMBA CORPORATION

SUMMARIZED CONSOLIDATED BALANCE SHEETS

(000's omitted)

	March 31,	December 31,
	2002	2001
ASSETS
Cash and each equivalents	$562	$1,326
Accounts receivable, net	1,393	1,556
Unbilled receivables	532	608
Notes receivable	-	560
Notes receivable - related parties	90	310
Prepaid expenses and other current assets	684	737
Total current assets	3,261	5,097

Property and equipment, net	1,081	1,799
Restricted cash	471	471
Current assets	268	301
TOTAL ASSETS	$5,081	$7,668

LIABILITIES AND STOCKHOLDERS' EQUITY
Line of Credit	$850	$1,100
Current installments at long-term debt	144	392
Accounts payable	1,043	1,059
Accrued expenses	2,897	2,490
Deferred revenue	161	101
Deferred gain on sale of investment	700	-
Total current liabilities	5,795	5,142

Long-term debt, less current installments	357	194
Other long-term liabilities	449	244
Total liabilities	6,601	5,580

Common stock	390	350
Additional paid-in capital	86,091	84,403
Note receivable from director	(500)	(500)
Accumulated deficit	(87,501)	(82,165)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,081	$7,668

ZAMBA CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF OPERATIONS

(000's omitted except for

per share information)

	For the three months ended
	March 31,
	2002	2001
Revenues:
Professional services	$3,000	$11,810
Reimburseable expenses	235	1,273
Total revenues	3,235	13,083

Costs and expenses
Protect and personnel costs	3,321	6,115
Reimburseable expenses	235	1,273
Sales and marketing	859	1,908
General and administrative	2,414	4,859
Unusual charges	1,685	-
Amortization of intangibles	-	40

Loss from operations	(5,279)	(1,112)

Other income (expenses)
Interest income	8	54
Interest expenses	(65)	(24)
Other income (expenses), net	(57)	30

Net loss	($5,336)	($1,082)

Net loss per share - basic and diluted	($0.14)	($.0.03)

Weighted average shares outstanding	37,014	32,174